Exhibit 99.1

NEWS RELEASE
For Immediate Release
March 25, 2013
MAXWELL RECEIVES ANTICIPATED NASDAQ NOTIFICATION LETTER
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SAN DIEGO, Calif. - Maxwell Technologies, Inc. (NASDAQ: MXWL) announced today that it received on March 20, 2013 the anticipated notification letter from the Listing Qualifications Department of the NASDAQ Stock Market LLC (“NASDAQ”) advising the company that, due to its inability to file with the Securities and Exchange Commission its annual report on Form 10-K for its fiscal year ended December 31, 2012 on a timely basis, the company is not in compliance with NASDAQ Listing Rule 5250(c)(1) for continued listing. This notification was issued in accordance with standard NASDAQ procedures and has no immediate effect on the listing or trading of the company's common stock on the NASDAQ Global Market. The NASDAQ letter indicated that the company has until May 20, 2013 to submit a plan explaining how it expects to regain compliance. If NASDAQ approves Maxwell's plan, it can grant the company an extension of up to 180 calendar days from the due date of the Form 10-K (or until September 16, 2013) to regain compliance.
About Maxwell Technologies, Inc.
Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, automotive, transportation and information technology. Our high-voltage capacitor products help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

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Media & Investor Contact: Michael Sund, +1 858.503.3233; msund@maxwell.com